Exhibit 99.1

COHEN & COMPANY REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

Board Declares Quarterly Dividend of $0.25 per Share

Philadelphia and New York, May 5, 2022 – Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in fixed income and SPAC markets, today reported financial results for its first quarter ended March 31, 2022.

Summary Operating Results

	Three Months Ended
($ in thousands)	3/31/22	12/31/21	3/31/21
Net trading	$12,022	$15,204	$19,183
Asset management	1,889	5,136	2,093
New issue and advisory	3,770	17,209	1,839
Principal transactions and other revenue	(18,363)	(10,507)	79,561
Total revenues	(682)	27,042	102,676

Compensation and benefits	13,879	23,634	26,647
Non-compensation operating expenses	5,317	6,069	5,584
Operating income	(19,878)	(2,661)	70,445

Interest expense, net	(1,351)	(1,706)	(2,014)
Income (loss) from equity method affiliates	(12,104)	28,498	(835)
Income (loss) before income tax expense (benefit)	(33,333)	24,131	67,596

Income tax expense (benefit)	1,833	(4,117)	868
Net income (loss)	(35,166)	28,248	66,728
Less: Net income (loss) attributable to the convertible non-controlling interest	(12,850)	6,354	27,403
Less: Net income (loss) attributable to the non-convertible non-controlling interest	(14,704)	17,738	29,970
Net income (loss) attributable to Cohen & Company Inc.	$(7,612)	$4,156	$9,355
Fully diluted net income (loss) per share	$(5.46)	$2.43	$6.98

Adjusted pre-tax income (loss)	$(5,779)	$6,393	$37,626
Fully diluted adjusted pre-tax income (loss) per share	$(4.14)	$1.23	$7.52

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “Our financial results in the first quarter were impacted by significant unrealized negative mark-to-market adjustments in our principal investing portfolio. Nevertheless, we continue to focus on our strategic objectives and are confident that the initiatives underway in investment banking, CRE loan origination, asset management, gestation repo, and in our SPAC franchise will generate long-term value for our shareholders. In the first quarter, we also continued to pay our regular quarterly dividend.”

Brafman continued, “As we have stated in the past, our involvement in the SPAC market as a sponsor, asset manager, and investor has resulted in increased holdings of public equity positions in post-business combination companies as part of our principal investing portfolio. The current economic uncertainty and capital markets disruption may continue to result in increased volatility in the SPAC market, and may further impact our reported results going forward.”

Financial Highlights

•	Net loss attributable to Cohen & Company Inc. was $7.6 million, or $5.46 per diluted share, for the three months ended March 31, 2022, compared to net income of $4.2 million, or $2.43 per diluted share, for the three months ended December 31, 2021, and net income of $9.4 million, or $6.98 per diluted share, for the three months ended March 31, 2021. Adjusted pre-tax loss was $5.8 million, or $4.14 per diluted share, for the three months ended March 31, 2022, compared to adjusted pre-tax income of $6.4 million, or $1.23 per diluted share, for the three months ended December 31, 2021, and adjusted pre-tax income of $37.6 million, or $7.52 per diluted share, for the three months ended March 31, 2021. Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). See Note 1 below.

•	Revenues were negative $0.7 million for the three months ended March 31, 2022, compared to $27.0 million for the prior quarter and $102.7 million for the prior year quarter.

○	Net trading revenue was $12.0 million for the three months ended March 31, 2022, down $3.2 million from the prior quarter and $7.2 million from the prior year quarter. The decrease from both prior quarters was primarily due to lower trading revenue from the Company’s municipal, agencies, gestation repo, and corporate groups.

○	Asset management revenue was $1.9 million for the three months ended March 31, 2022, down $3.2 million from the prior quarter and $0.2 million from the prior year quarter. The decrease from the prior quarter was primarily related to an incentive allocation earned by the manager of the Company’s SPAC funds in the prior quarter.

○	New issue and advisory revenue was $3.8 million for the three months ended March 31, 2022, down $13.4 million from the prior quarter and up $1.9 million from the prior year quarter. In the current quarter, the Cohen & Company Capital Markets investment banking team generated $1.5 million, the CRE origination team generated $1.0 million, and the US insurance origination team generated $1.2 million of the new issue and advisory revenue.

○	Principal transactions and other revenue was negative $18.4 million for the three months ended March 31, 2022, compared to negative $10.5 million in the prior quarter and positive $79.6 million in the prior year quarter. In the current and prior quarters, the negative principal transactions and other revenue was due to mark-to-market adjustments on the Company’s principal investments related to the Company’s involvement in the SPAC market as a sponsor, asset manager, and investor, which has resulted in increased holdings of public equity positions in post-business combination companies, often restricted, which are subject to market adjustments, both up and down. In the prior year quarter, the Company’s second sponsored insurance SPAC, INSU Acquisition Corp. II, closed its business combination with Metromile, Inc. in February 2021, which generated $73.2 million of principal transactions revenue in the first quarter of 2021. Note that the $18.4 million of negative principal transactions revenue in the current quarter is offset by a $7.5 million credit recorded in the net income (loss) attributable to the non-convertible non-controlling interest line item.

•	Compensation and benefits expense during the three months ended March 31, 2022 decreased $9.8 million from the prior quarter and $12.8 million from the prior year quarter. The number of Company employees was 115 as of March 31, 2022, compared to 118 as of December 31, 2021, and 98 as of March 31, 2021.

•	Interest expense during the three months ended March 31, 2022 decreased $0.4 million from the prior quarter and $0.7 million from the prior year quarter.

•	Loss from equity method affiliates for the three months ended March 31, 2022 was $12.1 million, compared to income from equity method affiliates of $28.5 million for the three months ended December 31, 2021 and loss from equity method affiliates of $0.8 million for the three months ended March 31, 2021. Income (loss) from equity method affiliates fluctuates primarily depending on the timing of the closing of the business combinations by the Company’s equity method investees that are sponsors of SPACs, which typically result in increased value of founder shares allocable to the Company by the sponsors. However, during the quarter ended March 31, 2022, a reduction in the value of the founder shares held by the Company’s equity method affiliates and allocable to the Company resulted in a corresponding loss on the Company’s investments in equity method affiliates. Note that the $12.1 million of loss from equity method affiliates in the current quarter is offset by a $7.2 million credit recorded in the net income (loss) attributable to the non-convertible non-controlling interest line item.

•	Income tax expense for the three months ended March 31, 2022 was $1.8 million, compared to income tax benefit of $4.1 million in the prior quarter, and income tax expense of $0.9 million in the prior year quarter. The Company will continue to evaluate its operations on a quarterly basis and may make adjustments to the valuation allowance applied against the Company's net operating loss and net capital loss tax assets. Future adjustments could be material and may result in additional tax benefit or tax expense.

Total Equity and Dividend Declaration

•	As of March 31, 2022, total equity was $121.5 million, compared to $151.4 million as of December 31, 2021; the non-convertible non-controlling interest component of total equity was $11.5 million as of March 31, 2022 and $31.8 million as of December 31, 2021. Thus, the total equity excluding the non-convertible non-controlling interest component was $110.0 million as of March 31, 2022, a $9.6 million decrease from $119.6 million as of December 31, 2021.

•	The Company’s Board of Directors has declared a quarterly dividend of $0.25 per share, payable on June 3, 2022, to stockholders of record as of May 20, 2022. The Board of Directors will continue to evaluate the dividend policy each quarter, and future decisions regarding dividends may be impacted by quarterly operating results and the Company’s capital needs.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time (ET), today, May 5, 2022, to discuss these results. The conference call will be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s homepage at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (888) 428-7458 (domestic) or (862) 298-0702 (international). A replay of the call will be available for three days following the call by dialing (877) 660-6853 or (201) 612-7415.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets and, more recently, in SPAC markets. It was founded in 1999 as an investment firm focused on small-cap banking institutions but has grown to provide an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Europe Limited S.A. in Europe. A division of JVB, Cohen & Company Capital Markets is the Company’s full-service boutique investment banking platform focusing on SPAC advisory, capital markets advisory, and M&A advisory, with clients primarily in the financial technology (commonly referred to as "fintech") and SPAC spaces. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of March 31, 2022, the Company managed approximately $2.3 billion in primarily fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of March 31, 2022, 51.8% of the Company’s assets under management were in collateralized debt obligations that Cohen & Company manages, which were all securitized prior to 2008. The Principal Investing segment is comprised primarily of investments the Company holds related to its SPAC franchise and other investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading, matched book repo, or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Note 1: Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are non-GAAP measures of performance. Please see the discussion under “Non-GAAP Measures” below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, including those caused by the Russian invasion of Ukraine, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from new or expanded businesses, (i) unanticipated market closures or effects due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, (k) the possibility that payments to the Company of subordinated management fees from its CDOs will continue to be deferred or will be discontinued, (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, (m) the possibility that the Company’s third sponsored insurance SPAC, INSU Acquisition Corp. III, does not successfully consummate a business combination, (n) a reduction in the volume of investments into SPACs, (o) the difficulty in identifying potential business combinations as a result of increased competition in the SPAC market, (p) the value of our holdings of founders shares in Shift Technologies, Inc. and Metromile Inc. is volatile and may decline and the possibility that significant portions of the founder shares may remain restricted for a long period of time, (q) the possibility that the Company will stop paying quarterly dividends to its stockholders, and (r) the impacts of the COVID-19 pandemic. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except per share data)

	Three Months Ended
	3/31/22	12/31/21	3/31/21
Revenues
Net trading	$12,022	$15,204	$19,183
Asset management	1,889	5,136	2,093
New issue and advisory	3,770	17,209	1,839
Principal transactions and other revenue	(18,363)	(10,507)	79,561
Total revenues	(682)	27,042	102,676
Operating expenses
Compensation and benefits	13,879	23,634	26,647
Business development, occupancy, equipment	1,248	990	719
Subscriptions, clearing, and execution	1,941	2,562	2,790
Professional services and other operating	1,996	2,404	1,994
Depreciation and amortization	132	113	81
Total operating expenses	19,196	29,703	32,231
Operating income (loss)	(19,878)	(2,661)	70,445
Non-operating income (expense)
Interest expense, net	(1,351)	(1,706)	(2,014)
Income (loss) from equity method affiliates	(12,104)	28,498	(835)
Income (loss) before income tax expense (benefit)	(33,333)	24,131	67,596
Income tax expense (benefit)	1,833	(4,117)	868
Net income (loss)	(35,166)	28,248	66,728
Less: Net income (loss) attributable to the convertible non-controlling interest	(12,850)	6,354	27,403
Less: Net income (loss) attributable to the non-convertible non-controlling interest	(14,704)	17,738	29,970
Net income (loss) attributable to Cohen & Company Inc.	$(7,612)	$4,156	$9,355

Earnings per share
Basic
Net income (loss) attributable to Cohen & Company Inc.	$(7,612)	$4,156	$9,355
Basic shares outstanding	1,395	1,328	1,034
Net income (loss) attributable to Cohen & Company Inc. per share	$(5.46)	$3.13	$9.04
Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$(7,612)	$4,156	$9,355
Net income (loss) attributable to the convertible non-controlling interest	-	6,354	27,403
Net interest attributable to convertible debt, net of taxes	-	301	289
Income tax and conversion adjustment	-	2,583	(1,751)
Enterprise net income (loss)	$(7,612)	$13,394	$35,296
Basic shares outstanding	1,395	1,328	1,034
Unrestricted Operating LLC membership units exchangeable into COHN shares	-	2,856	2,838
Additional dilutive shares	-	1,320	1,181
Fully diluted shares outstanding	1,395	5,504	5,053
Fully diluted net income (loss) per share	$(5.46)	$2.43	$6.98

Reconciliation of adjusted pre-tax income (loss) to net income (loss) attributable to Cohen & Company Inc. and calculations of per share amounts
Net income (loss) attributable to Cohen & Company Inc.	$(7,612)	$4,156	$9,355
Addback (deduct): Income tax expense (benefit)	1,833	(4,117)	868
Addback (deduct): Net income (loss) attributable to the convertible non-controlling interest	-	6,354	27,403
Adjusted pre-tax income (loss)	(5,779)	6,393	37,626
Net interest attributable to convertible debt	-	390	375
Enterprise pre-tax income (loss) for fully diluted adjusted pre-tax income (loss) per share calculation	$(5,779)	$6,783	$38,001
Fully diluted shares outstanding	1,395	5,504	5,053
Fully diluted adjusted pre-tax income (loss) per share	$(4.14)	$1.23	$7.52

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2022
	(unaudited)	December 31, 2021
Assets
Cash and cash equivalents	$62,510	$50,567
Receivables from brokers, dealers, and clearing agencies	102,049	68,392
Due from related parties	1,705	4,581
Other receivables	5,439	3,203
Investments - trading	248,721	223,865
Other investments, at fair value	49,599	56,033
Receivables under resale agreements	2,193,562	3,175,645
Investment in equity method affiliates	17,714	48,238
Deferred income taxes	10,049	11,513
Goodwill	109	109
Right-of-use asset - operating leases	11,087	10,273
Other assets	4,188	3,885
Total assets	$2,706,732	$3,656,304

Liabilities
Payables to brokers, dealers, and clearing agencies	$158,172	$160,896
Accounts payable and other liabilities	50,590	22,819
Accrued compensation	11,109	22,577
Trading securities sold, not yet purchased	128,480	62,512
Other investments sold, not yet purchased	208	2,488
Securities sold under agreements to repurchase	2,188,415	3,171,415
Operating lease liability	11,725	10,813
Redeemable Financial Instruments	7,957	7,957
Debt	28,598	43,394
Total liabilities	2,585,254	3,504,871

Equity
Voting nonconvertible preferred stock	27	27
Common stock	17	17
Additional paid-in capital	71,980	72,006
Accumulated other comprehensive loss	(920)	(905)
Accumulated deficit	(18,297)	(9,204)
Total stockholders' equity	52,807	61,941
Noncontrolling interest	68,671	89,492
Total equity	121,478	151,433
Total liabilities and equity	$2,706,732	$3,656,304

Non-GAAP Measures

Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share

Adjusted pre-tax income (loss) is not a financial measure recognized by GAAP. Adjusted pre-tax income (loss) represents net income (loss) attributable to Cohen & Company Inc., computed in accordance with GAAP, excluding income tax expense (benefit), plus the net income (loss) attributable to the convertible non-controlling interest. Income tax expense (benefit) has been excluded because a pre-tax measurement of enterprise earnings that includes net income (loss) attributable to the convertible non-controlling interest is a useful and appropriate measure of performance. Furthermore, our income tax expense (benefit) has been, and we expect it will continue to be, a substantially non-cash item for the foreseeable future, generated from adjustments in our valuation allowance applied to the Company’s gross deferred tax assets. Convertible non-controlling interest is added back to adjusted pre-tax income because the underlying Cohen & Company, LLC equity units are convertible into Cohen & Company Inc. shares. Adjusted pre-tax income (loss) per diluted share is calculated, by dividing adjusted pre-tax income (loss) by diluted shares outstanding, both of which include adjustments used in the corresponding calculation in accordance with GAAP.

We present adjusted pre-tax income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted pre-tax income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted pre-tax income (loss) and related per diluted share amounts to evaluate the performance of our enterprise operations. Adjusted pre-tax income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted pre-tax income (loss) should not be assessed in isolation from or construed as a substitute for net income (loss) attributable to Cohen & Company Inc. prepared in accordance with GAAP. Adjusted pre-tax income (loss) is not intended to represent and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com
215-701-8952
investorrelations@cohenandcompany.com